AMERICAN FOUNDATION LIFE INSURANCE COMPANY                        (800) 456-6330
2801 Highway 280 South                               (A Stock Insurance Company)
Birmingham, Alabama  35223


INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT
                                (NON-PARTICIPATING)


American Foundation Life Insurance Company agrees to provide the benefits described in this Contract.

                        THIS IS A VARIABLE ANNUITY CONTRACT

THE VALUE OF THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, IS VARIABLE. IT WILL INCREASE AND DECREASE AS A RESULT OF FLUCTUATIONS IN THE NET INVESTMENT FACTOR. NO MINIMUM VALUE IS GUARANTEED FOR AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT.

                     YOU HAVE THE RIGHT TO RETURN THIS CONTRACT

You may cancel this Contract within thirty days after you receive it by returning the Contract to our Administrative Office, or to the Agent who sold the Contract, with a written request for cancellation. Return of this Contract by mail is effective on being post-marked, properly addressed and postage pre-paid. We will promptly return the Contract Value plus any charges deducted from either Purchase Payments or the Contract Value. This amount may be more or less than the Purchase Payments.


          /s/ Wayne E. Stuenkel                   /s/ Deborah J. Long

          Wayne E. Stuenkel                       Deborah J. Long
          President                               Secretary




                              THIS IS A LEGAL CONTRACT
                                 READ IT CAREFULLY


AF-2014                                                                    12/97

                              CONTRACT SPECIFICATIONS
           FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT

CONTRACT NUMBER                         EFFECTIVE DATE


OWNER                                   ISSUE AGE OF OWNER


JOINT OWNER                             ISSUE AGE OF JOINT OWNER


ANNUITANT                               ISSUE AGE OF ANNUITANT


BENEFICIARY                             ANNUITY COMMENCEMENT DATE
As contained in our records

INITIAL PURCHASE PAYMENT:

TYPE OF PLAN:            [   ]  QUALIFIED         [X]   NON-QUALIFIED

ANNUAL CONTRACT MAINTENANCE FEE: $30

MORTALITY AND EXPENSE RISK CHARGE: 1.25% per annum of the average daily Variable Account Value in the Variable Account.

ADMINISTRATION CHARGE: 0.15% per annum of the average daily Variable Account Value in the Variable Account.

TRANSFER FEE: $25 per transfer in excess of 12 in any Contract Year.

SURRENDER CHARGE: Full or partial surrenders may be subject to a Surrender Charge. We will not apply the Surrender Charge to: (1) Purchase Payments that are no longer subject to the surrender charge; (2) accumulated earnings credited to an Allocation Option; or (3) payment of the Death Benefit.

You may withdraw the accumulated earnings without incurring a Surrender Charge. Surrenders in excess of the accumulated earnings may be subject to the Surrender Charge. When applicable, the Surrender Charge will be determined according the table below:


                                      Page -2-

   NUMBER OF FULL YEARS ELAPSED BETWEEN   SURRENDER CHARGE AS A PERCENTAGE OF
    THE DATE OF RECEIPT OF THE PURCHASE       PURCHASE PAYMENT WITHDRAWN
     PAYMENT AND THE DATE OF SURRENDER              IN A FULL YEAR
                    0                                       7%
                    1                                       6%
                    2                                       5%
                    3                                       4%
                    4                                       3%
                    5                                       2%
                    6+                                      0%

ALLOCATION OPTIONS AVAILABLE ON THE EFFECTIVE DATE:

GOLDMAN SACHS/PIC
     Growth and Income
     International Equity
     Global Income
     CORE U.S. Equity
     Small Cap Value
     Money Market
     Capital Growth
CALVERT
     Small Cap Growth
     Balanced
MFS
     Emerging Growth
     Research
     Growth with Income
     Total Return

OPPENHEIMERFUNDS
     Aggressive Growth
     Growth
     Growth & Income
     Strategic Bond

AMERICAN FOUNDATION LIFE GUARANTEED ACCOUNTS
     Fixed Account
     DCA Fixed Account


                                      Page -3-

                                       INDEX


DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

GENERAL PROVISIONS
Entire Contract. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Modification of the Contract . . . . . . . . . . . . . . . . . . . . . . .   8
Incontestability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Error in Age or Sex. . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Settlement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Receipt of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Protection of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Premium Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Non-Participating  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Minimum Values . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Application of Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

PARTIES TO THE CONTRACT
Owner. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Annuitant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Payee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

PURCHASE PAYMENT
Purchase Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Allocation of Purchase Payments. . . . . . . . . . . . . . . . . . . . . .  10
No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

GUARANTEED ACCOUNT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

VARIABLE ACCOUNT
General Description. . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Sub-Accounts of the Variable Account . . . . . . . . . . . . . . . . . . .  11
Variable Account Value . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Net Investment Factor. . . . . . . . . . . . . . . . . . . . . . . . . . .  13


                                      Page -4-

FEES AND CHARGES
Mortality and Expense Risk Charge. . . . . . . . . . . . . . . . . . . . .  13
Administration Charge. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Contract Maintenance Fee . . . . . . . . . . . . . . . . . . . . . . . . .  13

TRANSFERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SURRENDERS
Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Suspension or Delay in Payment of Surrender. . . . . . . . . . . . . . . .  15

DEATH OF OWNER OR ANNUITANT
Death of an Owner. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Death of the Annuitant . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Suspension of Payment. . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ANNUITY OPTIONS
Annuity Commencement Date. . . . . . . . . . . . . . . . . . . . . . . . .  16
Annuity Income Payment . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Annuity Option 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Annuity Option 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Annuity Tables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17


                                      Page -5-

                                    DEFINITIONS

ACCUMULATION UNIT: A unit of measurement used to calculate the value of a Sub-Account.

ADMINISTRATIVE OFFICE: 2801 Highway 280 South, Birmingham, Alabama, 35223.

AGE: The age on the birthday immediately prior to any date for which age is to be determined.

ALLOCATION OPTION: Any account within the Guaranteed Account and any Sub-Account of the Variable Account into which amounts may be allocated under this Contract.

ANNIVERSARY VALUE: At any time, the sum of: (1) the Contract Value on a Contract Anniversary; plus, (2) all Purchase Payments made since that Contract Anniversary; minus, (3) any partial surrenders (and any associated charges) made since that Contract Anniversary. An Anniversary Value is determined for each Contract Anniversary through the earlier of: (1) the deceased Owners 80th birthday; or, (2) the date of the deceased Owner's death.

ANNUITY COMMENCEMENT DATE - The date on which Annuity Income Payments are determined. The initial Annuity Income Payment must be within one month of the Annuity Commencement Date.

ANNUITY INCOME PAYMENT: Payments made by the Company that are determined on the Annuity Commencement Date and are based on the annuity option selected.

ANNUITY PURCHASE VALUE: At any time on or before the Annuity Commencement Date, the greater of: (1) Surrender Value; or (2) 95% of Contract Value (less applicable premium tax).

CODE:  The Internal Revenue Code of 1986, as amended.

COMPANY: American Foundation Life Insurance Company, also referred to as "we", "us" and "our".

CONTRACT ANNIVERSARY: The same month and day as the Effective Date in each subsequent year of the Contract.

CONTRACT VALUE: At any time, the sum of: (1) the Variable Account Value; and (2) the Guaranteed Account Value.

CONTRACT YEAR: Any period of 12 months commencing with the Effective Date or any Contract Anniversary.

DCA FIXED ACCOUNT: The DCA Fixed Account is part of American Foundation Life's general account and is not part of or dependent upon the investment performance of the Variable Account. Only Purchase Payments may be allocated to the DCA Fixed Account, which is available only for dollar cost averaging. No transfers may be made from other Allocation Options into this account.


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


DEATH BENEFIT: The amount, if any, paid to a Beneficiary upon the death of an Owner prior to the Annuity Commencement Date. Only one Death Benefit is payable under this Contract even though the Contract may, in some circumstances, continue beyond an Owner's death.

EFFECTIVE DATE: The date as of which your initial Purchase Payment is credited under to this Contract and the date this Contract takes effect. Contract Years are measured from the Effective Date.

FIXED ACCOUNT: The Fixed Account is part of American Foundation Life's general account and is not part of or dependent upon the investment performance of the Variable Account.

FUND: Any open-end management investment company or investment portfolio thereof, or unit investment trust or series thereof, in which a corresponding Sub-Account invests.

GUARANTEED ACCOUNT: The Fixed Account, DCA Fixed Account and any other account that we may offer with interest rate guarantees.

GUARANTEED ACCOUNT VALUE: At any time prior to the Annuity Commencement Date, the sum of: (1) Purchase Payments allocated to the Guaranteed Account; plus, (2) Variable Account Value transferred into the Guaranteed Account; plus, (3) interest credited to the Guaranteed Account; minus, (4) Contract Value transferred out of the Guaranteed Account; minus, (5) the amount of any partial surrenders removed from the Guaranteed Account, including any surrender charges and applicable premium tax; minus, (6) fees deducted from the Guaranteed Account.

INTEREST GUARANTEED PERIOD: The term for which an interest rate is guaranteed for an Allocation Option within the Guaranteed Account.

MAXIMUM ANNIVERSARY VALUE: The greatest Anniversary Value attained.

NET ASSET VALUE PER SHARE: The value per share of any Fund as computed on any Valuation Day.

NON-QUALIFIED CONTRACTS: Contracts which are not Qualified Contracts.

PURCHASE PAYMENT(s): Amount(s) paid by the Owner and accepted by the Company as consideration for this Contract.

QUALIFIED CONTRACTS: Contracts issued in connection with retirement plans that receive favorable tax treatment under Sections 401, 403, 408 or 408A of the Code.

SUB-ACCOUNT: A separate division of the Variable Account.   Each Sub-Account
invests in a corresponding Fund.


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


SUB-ACCOUNT VALUE: The Sub-Account Value is the value of an Accumulation Unit of the Sub-Account for which the value is being determined multiplied by the number of Accumulation Units of that Sub-Account attributable to this Contract.

SURRENDER VALUE: The amount available for a full surrender. It is equal to the Contract Value minus any applicable surrender charge, contract maintenance fee and premium tax.

VALUATION DAY: Each day on which the New York Stock Exchange is open for business.

VALUATION PERIOD: The period which begins at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next Valuation Day.

VARIABLE ACCOUNT: Variable Annuity Account A of American Foundation, a separate investment account of the Company.

VARIABLE ACCOUNT VALUE: The sum of all Sub-Account Values.

                                 GENERAL PROVISIONS

ENTIRE CONTRACT - This Contract and its attachments, including the copy of your Application and any endorsements, riders and amendments, constitute the entire agreement between you and us. All statements in the Application shall be considered representations and not warranties.

MODIFICATION OF THIS CONTRACT - No one is authorized to modify or waive any term or provision of this Contract unless we agree to the modification or waiver in writing and it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of this Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure continued qualification of the Contract as an annuity contract under the Code. We will send you a copy of the endorsement which modifies the contract and where required, we will obtain all necessary approvals, including that of the Owner.

INCONTESTABILITY -  We will not contest the provisions of this Contract.

ASSIGNMENT - You have the right to assign this Contract. We do not assume responsibility for the assignment. Any claim made under an assignment is subject to proof of the nature and extent of the assignee's interest prior to payment by us.

NOTICE - All instructions and requests to change or assign this Contract must be in writing in a form acceptable to us, and signed by the Owner(s). The instruction, change or assignment will relate back to and take effect on the date it was signed, except we will not be responsible for following any instruction or making any change or assignment before we receive it.


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


ERROR IN AGE OR SEX - When a benefit of this Contract is contingent upon any person's age or sex, we may require proof of such. We may suspend payments
until proof is provided.   When we receive satisfactory proof, we will make the
payments which were due during the period of suspension. Where the use of unisex mortality rates are required, we will not determine or adjust benefits based upon gender.

If, after proof of age and sex (where applicable) is furnished it is determined that the information in the Application was not correct, we will adjust any benefit under this Contract to that which would be payable based upon the correct information. If we have underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. Underpayments and overpayments will bear interest at an annual effective interest rate of 3%.

SETTLEMENT -   Benefits due under this Contract are payable from our
Administrative Office. The Owner may apply the settlement proceeds to any payout option we offer for such payments at the time the election is made. Unless directed otherwise in writing, we will make payments according to the Owner's instructions as contained in our records at the time the payment is
made.   We shall be discharged from all liability to the extent of any partial or full surrender, or Death Benefit paid, or payments made under any annuity option.

RECEIPT OF PAYMENT: If any Owner, Annuitant, Beneficiary or Payee is incapable of giving a valid receipt for any payment, we may make such payment to whomever has legally assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

PROTECTION OF PROCEEDS: To the extent permitted by law and except as provided by an assignment, no benefits payable under this Contract will be subject to the claims of creditors of any payee.

PREMIUM TAXES: Premium taxes will be deducted, if applicable. Premium taxes may be deducted from the Purchase Payment(s) when received, upon full or partial surrender, from the Death Benefit, or from the Account Value before Annuity Income Payments begin.

NON-PARTICIPATING - This Contract does not share in our surplus or profits, or pay dividends.

MINIMUM VALUES - The values available under the Contract are at least equal to the minimum values required in the state where the Contract is delivered.

APPLICATION OF LAW - The provisions of the Contract are to be interpreted in accordance with the laws of the state where the Contract is delivered and with the Code and applicable regulations.

REPORTS: At least annually, we will send to you at the address contained in our records a report showing the current Contract Value, Allocation Option values, your current investment allocation and any other information required by law.


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

                              PARTIES TO THE CONTRACT

OWNER: The person or persons to whom this Contract is issued, also referred to as "you" or "your". Two persons may own this Contract together; they are called Joint Owners. The Owner, or the Joint Owners together, are entitled to exercise all rights and privileges provided by this Contract.

BENEFICIARY - The person or persons entitled to receive the Death Benefit upon the death of an Owner. Unless designated irrevocably, the Owner may change the Beneficiary by written notice prior to the death of any Owner.

     PRIMARY - The Primary Beneficiary is the surviving Joint Owner, if any. If there is no surviving Joint Owner, the Primary Beneficiary is the person or persons designated on the application or, if changed by the Owner, the person or persons so named in our records.

     CONTINGENT - The person or persons named to receive the death benefits if the Primary Beneficiary is not living at the time of an Owner's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the estate of the deceased Owner will be the Beneficiary.

     IRREVOCABLE - An irrevocable Beneficiary is one whose written consent is needed before the Owner can change the Beneficiary designation or exercise certain other rights.

ANNUITANT: Payments under this Contract may depend upon the continued survival of a living person called an Annuitant. The Annuitant may be changed by written notice prior to the Annuity Commencement Date. However, if any Owner is not an individual the Annuitant may not be changed. The Owner is the Annuitant unless another Annuitant is named.

PAYEE: The person or persons designated by the Owner to receive the Annuity Income Payments from this Contract. The Annuitant is the Payee unless otherwise designated.


                                 PURCHASE PAYMENTS

PURCHASE PAYMENTS: Purchase Payments are payable at our Administrative Office. They may be made by check payable to American Foundation Life Insurance Company or by any other method we deem acceptable. Your initial Purchase Payment is shown on the Contract Specifications page.

Subsequent Purchase Payments will be accepted by the Company. The minimum subsequent Purchase Payment we will accept is $250. The maximum aggregate Purchase Payment(s) we will accept without prior Administrative Office approval is $1,000,000.

ALLOCATION OF PURCHASE PAYMENTS: We will allocate your Purchase Payments to the Allocation Options according to your instructions as contained in our records at the time the Purchase Payment is received at our Administrative Office. Your initial allocation instructions are contained in the Application but may be


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

changed at any time by written notice. Allocations are to be made in whole percentages and you may not allocate any one Purchase Payment to more than 10 Allocation Options.

NO DEFAULT: This Contract will not be in default if subsequent Purchase Payments are not made.

                                  GUARANTEED ACCOUNT

You may allocate some or all of your Purchase Payments and may transfer some or all of your Contract Value to an account within the Guaranteed Account, except that transfers may not be made into the DCA Fixed Account. Amounts allocated to an account within the Guaranteed Account earn interest from the date the funds are credited to the account. The interest rate we apply to Purchase Payments and transfers will remain in effect for the Interest Guaranteed Period. The Interest Guaranteed Period for the Fixed Account and the DCA Fixed Account is one year.

After an Interest Guaranteed Period expires, a new Interest Guaranteed Period will begin. The interest rate for the new Interest Guaranteed Period will be set by us and may not be the same as the interest rate then in effect for Purchase Payments or transfers allocated to that account.

We, in our sole discretion, establish interest rates from time to time for each account in the Guaranteed Account, but will not declare a rate which is less than an annual effective interest rate of 3.00%. For the purposes of interest crediting, amounts deducted, transferred or withdrawn from the Guaranteed Account will be separately accounted for on a "first-in, first-out" (FIFO) basis.

                                  VARIABLE ACCOUNT

GENERAL DESCRIPTION: The variable benefits under the Contract are provided through the Variable Annuity Account A of American Foundation, which is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The portion of the assets of Variable Annuity Account A equal to the reserves and other contract liabilities with respect to the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. The income, gains and losses, both realized and unrealized, from the assets of Variable Annuity Account A shall be credited to or charged against the Variable Account without regard to any other income, gains or losses of the Company. We have the right to transfer to our general account any assets of Variable Annuity Account A which are in excess of such reserves and other liabilities, subject to all necessary regulatory approvals.

SUB-ACCOUNTS OF THE VARIABLE ACCOUNT: Variable Annuity Account A of American Foundation is divided into a series of Sub-Accounts. The Sub-Accounts available on the effective date of this Contract are listed on the Contract Specifications page. Each Sub-Account invests exclusively in shares of a corresponding Fund. The income, dividends, and gains, if any, distributed from the shares of a Fund will be reinvested by purchasing additional shares of that Fund at its net asset value.

When permitted by law and subject to all necessary regulatory approvals, we may:


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


     (1)    create new variable accounts;
     (2) combine variable accounts, including Variable Annuity Account A of American Foundation;
     (3) add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Annuity Account A or combine Sub-Accounts;
     (4) make new Sub-Accounts or other Sub-Accounts available to such classes of the Contracts as we may determine;
     (5)    add new Funds or remove existing Funds;
     (6) if shares of a Fund are no longer available for investment or if we determine that investment in a Fund is no longer appropriate in light of the purposes of Variable Annuity Account A, substitute a different Fund for any existing Fund;
     (7) deregister Variable Annuity Account A under the Investment Company Act of 1940 if such registration is no longer required;
     (8) operate Variable Annuity Account A as a management investment company under the Investment Company Act of 1940 or as any other form permitted by law; and
     (9) make any changes to Variable Annuity Account A or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of Variable Annuity Account A will not be changed without obtaining all necessary regulatory approvals.

The values and benefits of this Contract provided by the Variable Account depend on the investment performance of the Funds in which the Sub-Accounts invests.
We do not guarantee the investment performance of the Funds. You bear the full investment risk for amounts allocated or transferred to the Sub-Accounts.

VARIABLE ACCOUNT VALUE: Purchase Payments may be allocated among, and amounts may be transferred to the various Sub-Accounts within the Variable Account. This is done by converting the amount of the Purchase Payment or transfer into Accumulation Units. The number of Accumulation Units is determined by dividing the dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account on the Valuation Day on which the transaction occurs.

Transfers from a Sub-Account will result in the cancellation of the appropriate number of Accumulation Units of that Sub-Account. The following events will also result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:

     (1)    a full or partial surrender;
     (2)    payment of the Death Benefit;
     (3)    the Annuity Commencement Date; and
     (4)    the deduction of the Annual Contract Maintenance Fee.

Accumulation Units will be canceled as of the end of the Valuation Period during which the transaction occurs.


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

NET INVESTMENT FACTOR: The Accumulation Unit value for each Sub-Account on any Valuation Day is determined by multiplying the Accumulation Unit value on the prior Valuation Day by the Net Investment Factor for the Valuation Period. The Net Investment Factor is used to measure the investment performance of a Sub-Account from one Valuation Period to the next. A Net Investment Factor is determined for each Sub-Account for each Valuation Period. The Net Investment Factor may be greater or less than one, so the value of an Accumulation Unit can increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3), where:

(1)  is the result of:

     a. the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

     b. the per share amount of any dividend or capital gain distributions made by the Funds held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

     c. a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

(2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

(3) is a factor representing the Mortality and Expense Risk Charge and the Administration Charge for the number of days in the Valuation Period.

                                  FEES AND CHARGES

MORTALITY AND EXPENSE RISK CHARGE: We will deduct a Mortality and Expense Risk Charge to compensate the Company for assuming the mortality and expense risks under this Contract. The Mortality and Expense Risk Charge is deducted only from the Variable Account Value and is shown on the Contract Specifications page.

ADMINISTRATION CHARGE: We will deduct an Administration Charge to reimburse the Company for expenses incurred in the administration of the Contract and the Variable Account. The Administration Charge is deducted only from the Variable Account Value and is shown on the Contract Specifications page.

CONTRACT MAINTENANCE FEE: The Contract Maintenance Fee is shown on the Contract Specifications page. It is deducted prior to the Annuity Commencement Date on each Contract Anniversary, and on any day that the Contract is surrendered, if the surrender occurs on any day other than the Contract Anniversary. The Contract Maintenance Fee will be deducted from the Allocation Options in the same proportion as their values are to the Contract Value. The Contract Maintenance Fee will be waived by the Company in the event the Contract Value or the aggregate Purchase Payments reduced by surrenders, withdrawals and associated surrender charges equals or exceeds $50,000 on the date the Contract Maintenance Fee is to be deducted.


AF-2014                            Page -13-                               12/97

                                     TRANSFERS

Prior to the Annuity Commencement Date, you may, in a form acceptable to us, instruct us to transfer amounts among the Allocation Options. You must transfer at least $100, or if less, the entire amount in the Allocation Option each time you make a transfer. If after the transfer, the amount remaining in any of the Allocation Options from which the transfer is made is less than $100 we reserve the right to transfer the entire amount instead of the requested amount. We also reserve the right to limit the number of transfers to no more than 12 per year. For each additional transfer over 12 during each Contract Year, we may charge a Transfer Fee which is indicated on the Contract Specifications page. The Transfer Fee, if any, will be deducted from the amount being transferred.

Transfers involving a Guaranteed Account are subject to additional restrictions. The maximum amount which may be transferred from the Fixed Account in any Contract Year is the greater of (a) $2,500; or (b) 25% of the Fixed Account Value. Transfers into the DCA Fixed Account are not permitted. The DCA Fixed Account is available only for dollar cost averaging, which is a systematic transfer of funds. Any Purchase Payment allocated to the DCA Fixed Account must include instructions regarding the amount and frequency of the dollar cost averaging transfers, and the Allocation Option(s) into which the transfers are to be made. If, for any reason, transfers from the DCA Fixed Account are terminated, we will transfer any amount remaining in the DCA Fixed Account into the Fixed Account unless you have otherwise instructed us how to allocate the remaining amount.


                                     SURRENDERS

SURRENDERS: Full or partial surrenders may be made any time prior to the Annuity Commencement Date. The Surrender Value is the Contract Value less any surrender charge, Contract Maintenance Fee, and applicable premium taxes. The surrender charge is a percentage of Purchase Payments; the surrender charge percentage is shown on the Contract Specifications page. The surrender charge will not apply to: (1) Purchase Payments that are no longer subject to the surrender charge;
(2) accumulated earnings credited to an Allocation Option; or (3) payment of the Death Benefit.

The surrender charge applies to and is calculated separately for each Purchase Payment. The Company assumes that Purchase Payments are withdrawn on a "first-in first-out" (FIFO) basis, and that any earnings, (including earnings attributable to previous Contract Years) are withdrawn before any Purchase Payments. Surrenders will result in the cancellation of Accumulation Units from a Sub-Account or a reduction of the Guaranteed Account value, as appropriate. Surrenders will be made on a pro-rata basis from your Allocation Options unless you specify, in writing, the amount(s) and Allocation Option(s) from which the surrender is to be taken.

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER: The Company has the right to suspend or delay the date of payment of a partial or full surrender from the Variable Account Value for any period:


AF-2014                            Page -14-                               12/97

     1)     when the New York Stock Exchange is closed; or
     2)     when trading on the New York Stock Exchange is restricted; or
     3) when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account; or
     4) when the Securities & Exchange Commission, by order, so permits for the protection of security holders.

The Company further reserves the right to delay payment of a partial or full surrender from any Guaranteed Account for up to six months in those states where permitted.

                             DEATH OF OWNER OR ANNUITANT

DEATH OF AN OWNER: If any Owner dies before the Annuity Commencement Date and while this Contract is in force, the guaranteed Death Benefit will be paid to the Beneficiary.

DEATH OF THE ANNUITANT: If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the Application will become the new Annuitant unless the Owner designates otherwise. If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner.


The Contract shall be interpreted to comply with the requirements of Section 72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract, as necessary, to conform with the requirements of the Code. We will send you a copy of the endorsement containing the contract modifications.

DEATH BENEFIT: The Death Benefit will be determined as of the end of the Valuation Period during which due proof of death is received by us and will depend upon the age of the deceased Owner on the date of death. If the Owner's death occurs on, or before the deceased Owner's 90th birthday, the Death Benefit will equal the greater of: (1) the Contract Value; or (2) aggregate Purchase Payments made under the Contract reduced by any partial surrenders, withdrawals and any associated surrender charges; or (3) the Maximum Anniversary Value. If the Owner's death occurs after the deceased Owner's 90th birthday, the Death Benefit will be equal to the Contract Value.

Only one Death Benefit is payable under this Contract, even though the Contract may, in some circumstances, continue beyond the time of an Owner's death.

The Death Benefit may be taken in one sum immediately and the Contract will terminate. If the Death Benefit is not taken immediately as a lump sum, then the entire interest in the Contract must be distributed under one of the following options:


AF-2014                            Page -15-                               12/97

     (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the Owner's death; or,

     (2) the entire interest must be distributed within 5 years of the Owner's death.

If the Beneficiary is the deceased Owner's spouse, the surviving spouse may elect, in lieu of receiving the Death Benefit, to continue the Contract and
become the new Owner.  The surviving spouse may select a new Beneficiary.   Upon
this spouse's death, the Death Benefit will become payable and must then be distributed to the new Beneficiary in one sum immediately or according to either paragraph (1) or (2), above.

If there is more than one Beneficiary, the foregoing provisions apply to each Beneficiary individually.

If any Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner and remaining payments must be distributed at least as rapidly as under the income option in effect at the time of the Owner's death.

SUSPENSION OF PAYMENT: Payment of a Death Benefit prior to the Annuity Commencement Date may be suspended or delayed under the circumstances described in the provision "Suspension or Delay in Payment of Surrender".

                                  ANNUITY OPTIONS

ANNUITY COMMENCEMENT DATE: The Annuity Commencement Date may not be later than the Annuitant's 90th birthday, unless allowed by the state in which this Contract is delivered and approved by the Company. The Owner may change the Annuity Commencement Date by written notice. The proposed Annuity Commencement Date must be at least 30 days beyond the date the written request is received by the Company.

ANNUITY INCOME PAYMENT: If the Annuitant is alive on the Annuity Commencement Date and unless directed otherwise, the Company will apply the Annuity Purchase Value to the annuity option elected. You may elect to have all or part of the Annuity Purchase Value applied on the Annuity Commencement Date under one of the annuity options described below. In the absence of an election, the Annuity Purchase Value will be applied on the Annuity Commencement Date under Annuity Option 2 - Life Income with Payments for a 10-Year Certain Period. Selection of an annuity option must be in writing and received by the Company at least 30 days prior to the Annuity Commencement Date. Annuity options must comply with current Federal and state statutes and Internal Revenue Service Regulations.

This Contract may not be surrendered after the Annuity Commencement Date.

ANNUITY OPTION 1 - PAYMENT FOR A CERTAIN PERIOD: Payments will be made for any period of not less than 5 nor more than 30 years. The amount of each payment depends on the total amount applied, the period selected and the monthly payment rates we are using on the Annuity Commencement Date.


AF-2014                            Page -16-                               12/97

ANNUITY OPTION 2 - LIFE INCOME WITH PAYMENTS FOR A CERTAIN PERIOD: Payments are based on the life of the named Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for a period of not more than 30 years. Payments stop at the end of the selected certain period or when the named person dies, whichever is later.

MINIMUM AMOUNTS: We reserve the right to pay the total amount of this Contract in one lump sum, if less than $2,000. If monthly payments are less than $20, we may make payments quarterly, semi-annually, or annually at our option.

                                   ANNUITY TABLES


 OPTION 1 TABLE                                     OPTION 2 TABLE
 Payments for a                         Payments for Life, and Life Income with
 Certain Period                               Payments for a Certain Period

                                                              LIFE WITH 10 YEARS
                                          LIFE ONLY             PERIOD CERTAIN
                                        -------------         ------------------
            MONTHLY           AGE OF
YEARS       PAYMENT         ANNUITANT   MALE     FEMALE          MALE     FEMALE
-----       -------         ---------   ----     ------          ----     ------
  5          17.91               60     4.77      4.25           4.68      4.21
 10           9.61               65     5.46      4.78           5.28      4.70
 15           6.87               70     6.44      5.53           6.03      5.36
 20           5.51               75     7.79      6.63           6.90      6.21
 25           4.71               80     9.70      8.26           7.81      7.22
 30           4.18               85 &   12.38     10.70          8.60      8.20
                                 over

These tables illustrate the minimum monthly payment rates for each $1,000 applied. The basis for these calculations is the 1983 Individual Annuitant Mortality Table A projected 14 years with interest at 3% per annum. Minimum monthly payment rates for ages and Certain Periods not shown will be calculated on the same basis and may be obtained from us. To determine future minimum monthly rates according to these tables, one year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1997. Annuity benefits under this certificate will not be less than those provided by the application of an equivalent amount to the purchase of a single premium immediate annuity contract offered by American Foundation on the Annuity Commencement Date to the same class of annuitants.





      INDIVIDUAL FLEXIBLE PREMIUM DEFERRED FIXED AND VARIABLE ANNUITY CONTRACT
                                 NON-PARTICIPATING


AF-2014                            Page -17-                               12/97